Exhibit 15

July 24, 2009

To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-142424, 333-149308, 333-154818, and 333-151060) of Delta Air Lines, Inc. for the registration of shares of its common stock of our reports dated April 22, 2009 and July 24, 2009, relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

/s/ Ernst & Young LLP